Exhibit 99.1

For immediate release

AAR REPORTS SECOND QUARTER FISCAL YEAR 2019 RESULTS

•           Second quarter sales increased 17% to $493 million in Q2 FY2019

•           Second quarter diluted earnings per share from continuing operations of $0.32 after a charge for bad debt expense, or $0.59 on an adjusted basis

•           Adjusted diluted earnings per share from continuing operations up 51% from Q2 FY2018

WOOD DALE, ILLINOIS (December 18, 2018) — AAR CORP. (NYSE: AIR) today reported second quarter fiscal year 2019 consolidated sales of $493.3 million and income from continuing operations of $11.2 million, or $0.32 per diluted share.  Second quarter results included a non-cash pre-tax charge of $12.4 million, or $0.27 per diluted share, driven by a European airline customer bankruptcy.  For the second quarter of the prior year, the Company reported sales of $420.6 million and income from continuing operations of $13.2 million, or $0.38 per diluted share.  Our adjusted diluted earnings per share from continuing operations increased 51% from $0.39 last year to $0.59 in the current quarter.

Consolidated sales increased 17.3% over the prior year period due to continued growth in our trading, distribution and programs activities.  Excluding the impact of the wind-down of the KC-10 CLS program and despite softness in our MRO activities, our Aviation Services sales grew 21.0% year over year.

“Our robust growth continued into the second quarter driven by exceptional performance in our trading, distribution and programs activities.  These strong results were adversely impacted by a charge related to the bankruptcy of a European program customer which occurred late in the quarter.  While this was an unfortunate development, overall we are confident in the strength and quality of our diverse customer base,” said John M. Holmes, President and Chief Executive Officer of AAR CORP.

During the quarter, we announced several new business wins across the Company which include:

•                  Distribution agreement with Zodiac Aerospace of the Safran Group to distribute water and waste products

•                  Distribution agreement with Ontic of BBA Aviation to distribute electronics products across multiple military platforms

•                  Engine supply agreement with Ameco, a Lufthansa Technik and Air China joint venture

•                  Government contract to provide maintenance and logistics support for the U.S. Marshals’ fleet of Boeing 737 aircraft

•                  Joint venture with Napier Park Global Capital, a London based private equity firm, to acquire late life aircraft

Holmes continued, “We are very pleased with the number of new contract awards across multiple product lines.  We are further encouraged by the robust pipeline of opportunities we see in both the government and commercial markets which validates our growth strategy.”

Sales to government and defense customers were 32% of consolidated sales compared to 26% in the prior year’s quarter reflecting growth from the WASS program and other government sales.  Second quarter sales to commercial customers, which also increased during the period, represented 68% of consolidated sales compared to 74% of consolidated sales in the second quarter of last year.

Gross profit margins decreased to 15.9% in the current quarter from 16.8% in the prior year quarter due primarily to lower volumes in our airframe maintenance facilities.  Selling, general and administrative expenses as a percentage of sales were 10.0% for the quarter, compared to 11.6% last year, reflecting continued leverage of our cost structure to support our double-digit sales growth.

Net interest expense for the quarter was $2.4 million compared to $1.8 million last year.  Also during the quarter, the Company paid cash dividends of $2.6 million, or $0.075 per share.  Average diluted share count for the quarter was 35.0 million compared to 34.5 million in the second quarter last year.  Cash flow used in operating activities from continuing operations was $8.3 million.

Holmes concluded, “We acted upon numerous investment opportunities to support the significant growth in our trading, distribution and programs activities. As previously communicated, we expect to generate significant cash flow in the second half of the year and will become cash positive for the entire year.”

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CT on December 18, 2018. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will also be available by calling 855-859-2056 from inside the U.S. or 404-537-3406 from outside the U.S. (access code 4196825). The replay will be available from 7:15 p.m. CT on December 18, 2018 until 10:59 p.m. CT on December 25, 2018.

About AAR

AAR is a global aerospace and defense aftermarket solutions company that employs more than 6,000 people in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include parts supply; OEM solutions; integrated solutions; maintenance, repair, overhaul; and engineering. AAR’s Expeditionary Services include mobility systems and composite manufacturing operations. Additional information can be found at www.aarcorp.com.

Contact: Jason Secore, Vice President, Treasurer | (630) 227-2075 | jason.secore@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2018. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations	Three Months Ended November 30,		Six Months Ended November 30,
(In millions except per share data - unaudited)	2018	2017	2018	2017

Sales	$493.3	$420.6	$959.6	$818.5
Cost and expenses:
Cost of sales	415.0	349.9	810.1	686.2
Provision for doubtful accounts	12.4	0.1	13.0	0.3
Selling, general and administrative	49.1	48.8	97.3	93.1

Operating income	16.8	21.8	39.2	38.9

Interest expense, net	(2.4)	(1.8)	(4.0)	(3.5)
Other income (expense), net	(0.2)	—	0.2	—

Income from continuing operations before income tax expense	14.2	20.0	35.4	35.4
Income tax expense	3.0	6.8	5.3	11.2
Income from continuing operations	11.2	13.2	30.1	24.2
Loss from discontinued operations	(4.2)	(35.8)	(8.0)	(36.2)
Net income (loss)	$7.0	$(22.6)	$22.1	$(12.0)

Earnings (Loss) per share — Basic:
Earnings from continuing operations	$0.32	$0.39	$0.87	$0.71
Loss from discontinued operations	(0.12)	(1.05)	(0.23)	(1.06)
Earnings (Loss) per share — Basic	$0.20	$(0.66)	$0.64	$(0.35)

Earnings (Loss) per share — Diluted:
Earnings from continuing operations	$0.32	$0.38	$0.85	$0.70
Loss from discontinued operations	(0.12)	(1.04)	(0.23)	(1.05)
Earnings (Loss) per share — Diluted	$0.20	$(0.66)	$0.62	$(0.35)

Share Data:
Weighted average shares outstanding — Basic	34.6	34.0	34.6	34.1
Weighted average shares outstanding — Diluted	35.0	34.5	35.1	34.5

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights	November 30,	May 31,
(In millions except per share data – unaudited)	2018	2018

Cash and cash equivalents	$25.7	$31.1
Current assets	1,040.7	942.7
Current liabilities	344.2	333.3
Property, plant and equipment, net	133.4	133.2
Total assets	1,604.2	1,524.7
Total debt	220.3	178.9
Stockholders’ equity	935.6	936.3
Book value per share	$26.66	$26.98
Shares outstanding	35.1	34.7

Sales By Business Segment (1)	Three Months Ended November 30,		Six Months Ended November 30,
(In millions - unaudited)	2018	2017	2018	2017
Aviation Services	$462.9	$391.7	$901.3	$763.0
Expeditionary Services	30.4	28.9	58.3	55.5
	$493.3	$420.6	$959.6	$818.5

Gross Profit by Business Segment (1)	Three Months Ended November 30,		Six Months Ended November 30,
(In millions- unaudited)	2018	2017	2018	2017
Aviation Services	$74.9	$66.0	$142.0	$123.8
Expeditionary Services	3.4	4.7	7.5	8.5
	$78.3	$70.7	$149.5	$132.3

(1)

In the first quarter of fiscal 2019, we re-aligned the composition of our operating segments to leverage the full breadth of our operational expertise in Aviation Services.  Our government-owned, contractor-operated business, which includes the INL/A WASS program, was previously included in our Expeditionary Services segment and is now reported within our Aviation Services segment for all periods presented.

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted selling, general, and administrative expenses, adjusted EBITDA, and net debt are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We believe these non-GAAP financial measures are relevant and useful for investors as they provide a better understanding of our actual operating performance unaffected by the impact of severance charges and other items.  When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance against that of other companies in the industries we compete.  Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation and other items of an unusual nature including severance costs and significant customer bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted Income from Continuing Operations	Three Months Ended November 30,		Six Months Ended November 30,
(In millions - unaudited)	2018	2017	2018	2017
Income from continuing operations	$11.2	$13.2	$30.1	$24.2
Customer bankruptcy charge, net of tax	9.6	—	9.6	—
Severance and restructuring charges (reversals), net of tax	—	0.1	(0.1)	0.5
Adjusted income from continuing operations	$20.8	$13.3	$39.6	$24.7

Adjusted Diluted Earnings per Share from Continuing Operations	Three Months Ended November 30,		Six Months Ended November 30,
(In millions - unaudited)	2018	2017	2018	2017
Diluted earnings per share from continuing operations	$0.32	$0.38	$0.85	$0.70
Customer bankruptcy charge, net of tax	0.27	—	0.27	—
Severance and restructuring charges, net of tax	—	0.01	—	0.02
Adjusted diluted earnings per share from continuing operations	$0.59	$0.39	$1.12	$0.72

Adjusted Selling, General and Administrative Expenses	Three Months Ended November 30,		Six Months Ended November 30,
(In millions - unaudited)	2018	2017	2018	2017
Selling, general and administrative expenses	$49.1	$48.8	$97.3	$93.1
Severance and restructuring (charges) reversals	—	(0.2)	0.1	(0.8)
Stock-based compensation	(1.2)	(2.8)	(5.2)	(5.3)
Adjusted selling, general and administrative expenses	$47.9	$45.8	$92.2	$87.0

Adjusted EBITDA	Three Months Ended November 30,		Six Months Ended November 30,		Year Ended May 31,
(In millions - unaudited)	2018	2017	2018	2017	2018
Net income (loss)	$7.0	$(22.6)	$22.1	$(12.0)	$15.6
Loss from discontinued operations	4.2	35.8	8.0	36.2	58.1
Income tax expense	3.0	6.8	5.3	11.2	3.5
Other expense (income), net	0.2	—	(0.2)	—	0.9
Interest expense, net	2.4	1.8	4.0	3.5	7.9
Depreciation and intangible amortization	10.4	10.6	20.5	20.8	40.5
Customer bankruptcy charge	12.4	—	12.4	—	—
Severance and restructuring charges (reversals)	—	0.2	(0.1)	0.8	4.5
Stock-based compensation	1.2	2.8	5.2	5.3	15.3
Adjusted EBITDA	$40.8	$35.4	$77.2	$65.8	$146.3

Net Debt	November 30,	November 30,
(In millions- unaudited)	2018	2017
Total debt	$220.3	$217.2
Less: Cash and cash equivalents	(25.7)	(27.1)
Net debt	$194.6	$190.1

Adjusted Aviation Services Sales	Three Months Ended November 30,
(In millions - unaudited)	2018	2017
Aviation Services sales	$462.9	$391.7
Less: KC-10 program sales	(0.2)	(9.3)
Adjusted Aviation Services sales	$462.7	$382.4
Growth	21.0%

Net Debt to Adjusted EBITDA
(In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2018	$146.3
Less: Adjusted EBITDA for the six months ended November 30, 2017	(65.8)
Plus: Adjusted EBITDA for the six months ended November 30, 2018	77.2
Adjusted EBITDA for the twelve months ended November 30, 2018	157.7
Net debt at November 30, 2018	$194.6
Net debt to Adjusted EBITDA	1.23